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                                                                    EXHIBIT 99.2

                                       Skadden, Arps, Slate, Meagher & Flom LLP
                                       One Beacon Street
                                       Boston, MA 02108-3194


                                       November 13, 2002

BY FEDERAL EXPRESS AND TELECOPY



TO OPERATOR:

Marriott Senior Living Services, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Chief Financial Officer and
          Law Department (Senior Living Services Operations)

COPY TO:
Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: General Counsel and
          Law Department (Senior Living Services Operations)


                           RE:      NOTICE OF DEFAULT



Ladies and Gentlemen:

                  This firm represents Senior Housing Properties Trust ("SNH") and Five Star Quality Care, Inc. ("FVE") and is authorized to send this notice of default on their behalf.

                  As you know, SNH owns 31 senior living communities leased to FVE, and managed by Marriott Senior Living Services, Inc. ("MSLS"). The contractual relationship between SNH/FVE and MSLS is governed by 31 Operating Agreements, one for each senior living community, as amended (collectively, the "Agreements"). For the reasons stated below, MSLS is hereby notified that it is in Default of these 31 Agreements.

                  Among other prior communications, SNH/FVE sent a detailed letter to MSLS on October 11, 2002, in which SNH/FVE detailed multiple instances of MSLS's failures to perform its duties pursuant to the Agreements, failures to act in good faith and deal fairly, and failures to provide SNH/FVE with reasonable information. SNH/FVE requested that MSLS respond to the


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letter and provide reasons for its failures to perform as required by the
Agreements. A copy of the October 11th letter is attached to this notice and incorporated by reference herein.

                  For the reasons stated in the October 11th letter and in our prior communications, you are hereby on express notice that MSLS is in material breach of the Agreements. MSLS's material breaches include, but are not limited to, violations of the following duties pursuant to the Agreements:

                  Establish and revise, as necessary, resident care and health care policies and procedures and general administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing policies and procedures are implemented in a sound manner in accordance with Marriott standards - SECTION 2.03(A)(3)(1)

                  Procure such food stuffs, supplies, equipment, furniture and fixtures (including, FF&E, Fixed Asset Supplies and Inventories), and third-party services as are necessary to keep, operate and maintain the Retirement Community in accordance with Marriott Standards - SECTION 2.03(A)(5)

                  Maintain the operating accounts and pay all Operating Expenses to the extent funds are available - SECTION 2.03(A)(6)

                  Prepare and deliver the statements, projections and reports as are specified herein - SECTION 2.03(A)(7)

                  Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Operator under this Agreement, provided that the costs and expenses of providing such services are to be paid as described in Section 12.04 - SECTION 2.03(A)(11)

                  Endeavor to manage the timing of expenditures to replenish Inventories, Fixed Asset Supplies, payments on accounts payable and collections of accounts receivable, so as to avoid or minimize any cash deficits with respect to Retirement Community operations, which deficits would otherwise require additional funding of Working Capital by Owner -
                  SECTION 2.03(A)(15)

--------
(1) All of the duties listed in Section 2.03(A) are subject to the following introductory language: "In accordance with Marriott Standards and the other requirements imposed by this Agreement, Operator shall, in connection with the Retirement Community, perform each of the following functions:"



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                  Exercise its reasonable best efforts to give Owner as early notice as is practicable of all extraordinary developments with respect to the operation of the Retirement Community, including, but not limited to, Operator's forecast of the need for any additional Working Capital or other cash requirements
                  - SECTION 2.03(A)(20)

                  Operator will manage the Working Capital of the Retirement Community prudently and in accordance with the Marriott Standards. Operator shall review and analyze the Working Capital needs of the Retirement Community on an annual basis. If Operator reasonably determines that there is excess Working Capital, such excess shall be returned to Owner. -
                  SECTION 7.01(B)

                  Operator shall use the Retirement Community solely for operation of a Retirement Community pursuant to the Marriott Standards and for all activities in connection therewith which are customary and usual to such an operation. -
                  SECTION 11.02(A)

                  Operator may self insure or otherwise retain such risks or portions thereof as it does with respect to other similar retirement communities it owns, leases or manages under the Marriott name in the United States. - SECTION 12.03(B)

                  Insurance premiums and any other costs or expenses with respect to the insurance or self-insurance required under
                  Section 12.02, including any Retirement Community Retention, shall be paid from Gross Revenues as Operating Expenses. To the extent that such costs or expenses include reimbursement by Operator of its own costs or expenses, or those of one of its Affiliates, such costs or expenses shall be generally competitive (as calculated over the Term of this Agreement) with costs and expenses of non-affiliated entities providing similar services. Such premiums and costs shall be allocated on an equitable basis to the retirement communities participating under Operator's blanket insurance or self-insurance program...." - SECTION 12.04

                  MSLS is also in material breach for its failure to perform its duties in compliance with "Marriott Standards," as defined in the Agreements:

                  "MARRIOTT STANDARDS" means from time to time both the operational standards (for example staffing levels, accounting and fiscal management, resident care and health care policies and procedures, accounting and financial reporting policies and procedures) and the physical standards (for example, quality of FF&E, frequency of FF&E replacement) that are then generally and consistently (but not necessarily, absolutely or without exception) applied at or to retirement communities in the Marriott Retirement Community


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                  System which are of comparable size, age and market
                  orientation as the Retirement Community, (provided, however, that the Marriott Standards shall in no event be lower than
                  (i) what is required, from time-to-time during the Term, by Legal Requirements, or (ii) the operational and physical standards, as of the date in question, of comparable retirement communities in the quality segment of the retirement communities industry in the state in which the Retirement Community is located). - SECTION 1.01

                  In addition, MSLS is in material breach for its failure to make a truthful certification in the Estoppel, Consent, Amendment and Agreement (the "Estoppel Agreement") of December 13, 2001, in which MSLS falsely certified:

                  There is no uncured default, event of default or other breach by MSLS under any Communities-Related Agreement and there are no facts or circumstances which, with the giving of notice or passage of time, or both, could constitute a default, event of default or other breach by MSLS under any Communities-Related Agreement. - ESTOPPEL AGREEMENT, CERTIFICATIONS OF MSLS

                  SNH/FVE was entitled to rely on MSLS's certification pursuant to the following language in the Estoppel Agreement:

                  The Marriott Parties acknowledge and agree that the SNH/Five Star Parties, CLJ, and the CSL Parties shall be entitled to rely on certifications, consents and waivers set forth herein. The SNH/Five Star Parties, CLJ and CSL Parties acknowledge and agree that the Marriott Parties shall be entitled to rely on certifications, consents and waivers set forth herein - ESTOPPEL AGREEMENT, RELIANCE

                  Further, MSLS's mismanagement of the senior living communities and MSLS's subsequent failures to adequately respond to reasonable inquiries made by SNH/FVE in the October 11th letter, renders MSLS in material breach of the Agreements pursuant to Maryland law.

                  Moreover, MSLS's obfuscation and misconduct in its dealings with SNH/FVE renders MSLS in material breach of its implied duties pursuant to the Agreements as well as its duties pursuant to Maryland law.

                  Finally, MSLS's misconduct, including but not limited to its material breaches of the Agreements and failures to adequately respond to reasonable inquiries, constitutes a material breach of the duty of good faith and fair dealing that arises under Agreements governed by Maryland law.

                  By violating the aforementioned duties, MSLS has committed multiple Defaults pursuant to Sections 16.01(D), (E), and (F) of the Agreements.


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                  SNH/FVE hereby demands that MSLS cure the multiple Defaults(2)
within the contractually specified time periods in Sections 16.02(B) and (C) of the Agreements.





                                              Very truly yours,

                                              /s/ James R. Carroll
                                              --------------------




                                              James R. Carroll

Encl.



----------
(2) SNH/FVE does not waive its right to claim that either one, some, or all of these Defaults are incurable.

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SENIOR HOUSING PROPERTIES TRUST             FIVE STAR QUALITY CARE, INC.
400 CENTRE STREET                           400 CENTRE STREET
NEWTON,  MA   02458                         NEWTON,  MA  02458
TEL: 617-796-8350                           TEL: 877-349-5349





                                            October 11, 2002




Mr. Jeffrey W. Ferguson
President
Marriott Senior Living Services, Inc.
Marriott Drive, Dept. 831-80
Washington, D.C.    20058

Dear Jeff:

         We have studied the letter from Sandy Graves dated September 9, 2002, and the supplemental information provided to us by MSLS since then. While Sandy's letter and this information do provide some answers to the requests in our letter of July 26, 2002, it is not responsive in several important respects:

         1. INSURANCE. On July 26 we asked how insurance costs for the Marriott self insurance and pooled insurance programs are allocated to our 31 managed communities vs. other participating Marriott operations. The written information provided does not explain the insurance allocation formulae. When we pressed this issue and asked follow up insurance questions in a teleconference which Sandy arranged, the responses were evasive or contrary to standard insurance industry practices. For example:

              - Mike Owens of MSLS' risk management staff said that workers compensation insurance cost allocations are based upon community sales rather than payroll.

              - When we asked about premium credits or refunds, we were told that credits are allocated based upon a projected trend analysis rather than historical experience.

              - When we discussed the Houston elevator death claim, the Marriott insurance staff stated that efforts are not regularly undertaken to seek subrogation or contribution from others (e.g., the elevator manufacturer or maintenance contractor) who may be jointly or primarily liable.



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     The formula for allocating insurance administration to our 31 managed communities was provided in a supplement to Sandy's letter. It shows that these costs are charged as a percent of total community sales during the past four years. Obviously, if this same formula is applied to all communities and Marriott operations which participate in the pooled insurance arrangements, mature operations such as ours are being charged on a basis which subsidizes recently opened communities which do not have full four year histories.

     Some of the answers we have been given regarding insurance so obviously represent bad business practices that we assume that persons who have provided this information may be mistaken. We ask that you confirm or deny in writing the business practices set forth in the bullet points listed above. Also, we again ask MSLS to provide a written explanation of how Marriott self insurance and pooled insurance costs are allocated to our 31 managed communities vs. other participating Marriott operations. This explanation should include (but not be limited to) the formula which is applied to charge insurance administration costs to our 31 managed properties vs. other participating Marriott operations.

         2. BAD DEBTS. Sandy's letter states that this approximately $400,000 expense: "was not the result of a deteriorating accounts receivable position. Rather it resulted from a change in MSLS's bad debt reserve calculation methodology."

         Based upon a subsequent conversation it seems this change of methodology may be a response to increases in the aged accounts receivables (over 60 days) at our MSLS managed communities. Comparing our own operating experience and published competitor information for comparable mature senior living communities with approximately 90% private pay revenues, we find that accounts receivable/days of revenues outstanding for our 31 communities managed by MSLS are among the highest. We hereby request that MSLS, as manager, assign home office personnel to monitor and encourage better collection practices so that we may avoid similar surprise charges of this magnitude in the future. Please identify this person so we may periodically monitor these efforts.

         On July 26, we asked you to refund the management fees which MSLS received based upon the revenues which were reversed because of the changed methodology. Sandy's letter implies that no refund will be paid. Please explain in writing the rationale by which MSLS believes it should retain management fees based upon revenues which the new methodology implies will not be received.

         3. BROOKSIDE. We understand your response and have received your check for the $409,337 for the entry fees which MSLS had retained. Provided that the working capital issue discussed below is satisfactorily resolved, we will waive our claim for interest.

         4. ESTIMATED REVENUE REVERSAL. We understand your explanation and we expect that procedures are now in effect to prevent future inappropriate financial reporting.


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         5.   WORKING CAPITAL.  On July 26 we asked you if our working capital cash was being pooled with other MSLS operations so as to subsidize those other operations. Sandy's letter does not respond to this question. Moreover, the working capital analysis attached to Sandy's letter seems to support our suspicions. The "Adj. Pd. 6" column shows cash of $4.5 million, plus $3.7 million due from Marriott.

         The attempted explanation in Sandy's letter that these amounts are "consistent with the standard we have recently used for a smaller portfolio of Brighton Gardens properties without healthcare units" is not helpful. Brighton Gardens in fill up should require working cash contributions from owners. However, our 31 properties are mature operations which are predominately occupied by residents who pay monthly in advance.

         There are other items on or missing from the working capital analysis attached to Sandy's letter which require explanation: for example, why are "fixed assets" listed on this analysis and what are they; and, importantly, this analysis fails to take account of the fact that MSLS pays the owner's return about three or four weeks after the end of each reporting period.

         For all of the foregoing reasons, it is apparent to us that the working cash generated by these 31 properties is being retained by MSLS or used in other MSLS operations. Based upon what we now know, we estimate that at least $10 million, and perhaps as much as $15 million, can be withdrawn without any adverse impact to operations. We hereby request that there be a full accounting of the working cash required by these operations and that excess cash be paid over as soon as possible.

         6. RELATED PARTY COSTS. Sandy's response to our request for information about allocated charges and purchases of goods and services from Marriott related parties is both lacking in specifics and inconsistent. For example:

               - We asked for a listing of marketing costs which were allocated to our 31 communities during 2002 through June 14. In response Sandy described the types of activities which are undertaken on a pooled basis to promote the MSLS brand but provided no dollar amounts.

               - We asked for "a list of all MSLS related entities which have sold goods or services to the 31 managed communities in 2002 through June 14, together with the amount of these transactions".

                  - In response Sandy wrote: "Regarding your request for a list of all MSLS related entities that have sold goods or services to your communities, there are none."

                  - However, elsewhere the same letter describes arrangements for purchasing food and supplies with Marriott Distribution Services and with Avendra LLC. And, no indication of the amounts of purchases involved, Marriott's profits or "vendor discounts" are provided.


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                  - Benefits Administration Costs. We agree that all personnel costs including wages and fringe benefits of our 31 managed communities should be charged to the owner. However, we disagree that it is appropriate to add a home office administrative cost allocation to these personnel costs. Rather, we believe these administration costs are covered by the management and CAS fees paid to MSLS. Such costs are commonly paid by managers. Whether or not you agree with our interpretation of the management contracts and customary trade practices, we again request that you provide the dollar amounts of these administration costs charged during 2002 year to date to our 31 communities. Please also provide an explanation of the formulae by which these costs are allocated to our 31 communities vs. other Marriott operations.

                  - The one item for which Sandy's letter provides actual costs and allocations is the charges for Medicare and Medicaid cost reporting and billing. This information raises two serious issues:

                  (i) We compared MSLS' charges allocated to our managed communities with our own experience in Medicare and Medicaid cost reporting and billing with the following results:


                                                     MSLS                       Five Star
                                                     CHARGES                    COSTS
                                                     ------------               ------------

             No. of Medicare
             communities:                            22                         50

             Medicare revenues:                      $25 million                $40 million

             No. of Medicaid
             communities:                            12                         52


             Medicaid revenues:                      $9.2 million               $128 million
                                                     ------------               ------------

             Costs:                                  $443,000                   $375,000

                                       We believe Five Star's costs in this area are at or above industry norms. MSLS' costs appear to be excessive. Please provide written details of all items included in the $1,330,329 of
                                       Medicare/Medicaid total charges described in the schedule attached to Sandy's letter. [We understand that the total charge of $1,330,329 includes the $443,000 charged to our communities plus charges to other MSLS operated communities.]

                  (ii) The Five Star costs set forth in the foregoing table include both Five Star's personnel costs as well as third party Medicare and Medicaid billing service costs, as we assume the MSLS charge may as well.

                               We understand that the operating agreements for our 31 communities managed by MSLS list the costs of preparing and submitting Medicare and Medicaid cost reports and billings as an owners' expense. In other instances the operating agreements contain specific authorization to include MSLS employee costs as an owner's expense. Because no such authorization is referenced with regard to Medicare and Medicaid cost reports and billings, we believe that MSLS employee costs for this Medicare and Medicaid accounting are covered in the CAS and management fees paid to MSLS, and that the Medicare/Medicaid costs and expenses referenced in the operating agreements are third party costs of billing services often engaged in the senior living industry. If the scheduled MSLS charges allocated to our 31 communities set forth in the attachment to Sandy's letter include the allocated costs of home office employees, please itemize those costs and explain in writing why MSLS believes it is appropriate to allocate these home office costs to our 31 communities.

         7. TIFFANY HOUSE. As you know, the proposal advanced by the Marriott Finance Group that Five Star assume the operations of Tiffany House and other loss making communities was rejected.

         For several months we have asked MSLS to prepare a closing plan for Tiffany House. On July 26 we made a specific written request. MSLS' continued refusal to offer such a plan, while MSLS continues to collect management fees based upon gross revenues and the owners suffer the economic losses, is a breach of MSLS' responsibilities as manager. We consider that all management fees for Tiffany House should cease and all losses generated by these operations should be MSLS' financial responsibility effective October 1, 2002.

         8. CHALLENGED COMMUNITIES. Sandy's letter is not responsive to our requests of July 26. We asked that you provide specific plans and identify specific MSLS home office personnel who have responsibility to develop and implement plans to rectify the declining occupancies and profitability of our communities. We hereby renew that request and state that it will not be helpful for MSLS to again respond with a general description of another MSLS reorganization or a the new project code name.

         On October 1, 2002, Dave Hegarty visited several of the SNH and Five Star communities in Florida which are managed or leased by MSLS (Park Summit, Horizon Club, Deer Creek and Stratford Court at Boca Pointe). Although these communities have historically been among the strongest properties operated by MSLS, the continuing decline in the performance of these operations was apparent. Independent and assisted living occupancies are declining. These occupancies in the low to mid eighty percents (62% AL at Deer Creek!) are below published



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industry averages and below our own current experience at similar mature communities not managed by MSLS. Also, we are disturbed that the historical flagship facility at Boca Pointe had a current occupancy of only 86% while an adjacent Brighton Gardens, which is owned and operated by MSLS for its own account and which was developed to accommodate the overflow from our community, was at 90%.

         The regular flow of news stories about the Host settlement and law suits from hotel owners which challenge the management charges and allocations of Marriott International in its hotel business is causing intense pressure upon SNH and Five Star to review MSLS' performance as expeditiously as possible. Rather than more aggressive actions, we are attempting to work with MSLS to identify problems and propose solutions. The refusal to provide allocation formulae, historical cost information and specific plans of correction as evidenced in Sandy's letter is not helpful. Our attempts to resolve the real problems in MSLS operations by negotiation should not be mistaken to evidence that we are unwilling or incapable of taking more forceful actions to terminate the MSLS contracts or otherwise. The specific requests in this letter should receive priority attention.


                                           Sincerely,

                                           SENIOR HOUSING PROPERTIES TRUST


                                           By  /s/ David J. Hegarty
                                               --------------------
                                            David J. Hegarty
                                            President


                                           FIVE STAR QUALITY CARE, INC.


                                           By  /s/ Evrett W. Benton
                                               --------------------
                                            Evrett W. Benton
                                            President
cc: Ms. Sandy Graves
    Mr. Michael Dearing
    Mr. Barry Portnoy